EXHIBIT 99.1

Investor Contact: Steve Belgrad, 303-394-7706	April 20, 2004

Media Contact:
Jane Ingalls, 303-394-7311 Blair Johnson, 720-210-1439 Shelley Peterson 303-316-5625

JANUS CAPITAL GROUP ANNOUNCES MANAGEMENT CHANGE

DENVER — The board of directors of Janus Capital Group Inc. (NYSE: JNS) today announced that CEO Mark Whiston, 42, has decided to step down from his positions with the company, its affiliates and as a member of Janus’ board. Whiston will be succeeded as CEO by Steve Scheid, who will continue to serve as chairman of the company’s board. To ensure a smooth transition and assist with client relations, Whiston will remain with Janus in a consulting capacity until year’s end. The management change is effective today.

“Janus will always be a very special place to me — personally and professionally,” Whiston said. “I’m confident that the strategy we’ve set — and our many accomplishments last year — have positioned Janus and its investors for success. I wish my colleagues all the best as they start the next chapter of Janus’ history.”

Scheid, 50, a former executive of The Charles Schwab Corporation, joined the Janus board as an independent director in December 2002. On January 1, 2004, he was appointed chairman of the Board.

“Mark served Janus extraordinarily well during his 14 years with the company, playing a critical role in building the firm into an industry leader. In recent years, Mark led Janus through a restructuring and spearheaded efforts to broaden the firm’s product line, reduce debt and improve investment performance,” Scheid said. “The board deeply appreciates Mark’s many contributions to Janus and we wish him well.

“As we look toward the future, Mark and the board concluded it would be in the best interest of our fund shareholders, stockholders and employees for new leaders to shape Janus in the months and years ahead.”

In addition to Scheid, Janus Capital Group’s new executive leadership includes President and Chief Investment Officer Gary Black, who will join the firm on April 26, and Executive Vice President and Chief Operating Officer Girard Miller, who joined Janus in July 2003.

Scheid was vice chairman of The Charles Schwab Corporation and president of the Schwab Retail Group from 2000 to 2002. He also served as Schwab’s chief financial officer from 1996 through 1999, and was chief executive officer of Charles Schwab Investment Management from 1998 to 2000. From 2001 to 2002, he was the Federal Reserve Bank of San Francisco’s representative on the Federal Advisory Council, providing the Federal Reserve System counsel on economic, banking and regulatory issues. Scheid is a graduate of Michigan State University.

Under the terms of a consulting and separation agreement, Whiston will receive a cash payment of approximately $5.8 million, which includes a consulting services fee. In addition, the company will establish a $7.9 million deferred compensation retirement arrangement valued in Janus mutual fund shares. Janus anticipates that the payments and benefits to be provided in connection with Whiston’s departure will result in a second quarter charge of approximately $17 million, or $0.04 per diluted share. Of the total charge, $3.4 million represents the accelerated amortization of Whiston’s unvested Janus common stock; that stock, which vests today, has a current value of approximately $2.1 million.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network. Outside the U.S. it has offices in London, Hong Kong, Tokyo, and Milan.

Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), Bay Isle Financial LLC and Capital Group Partners. Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC and approximately 9% of DST Systems, Inc.

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This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2003 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.

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